Sangamo BioSciences Reports Second Quarter 2011 Financial Results

RICHMOND, Calif., July 27, 2011 /PRNewswire/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported second quarter 2011 financial results and accomplishments.

For the second quarter ended June 30, 2011, Sangamo reported a consolidated net loss of $10.3 million, or $0.20 per share, compared to a net loss of $3.9 million, or $0.09 per share, for the same period in 2010. As of June 30, 2011, the company had cash, cash equivalents and marketable securities of $92.0 million.

Revenues for the second quarter of 2011 were $1.5 million, compared to $6.5 million for the same period in 2010. Second quarter 2011 revenues were generated from the Company's collaboration agreements with Sigma-Aldrich Corporation (Sigma) and Dow AgroSciences (DAS), agreements related to protein production and research grants. The revenues recognized for the second quarter of 2011 consisted of $0.6 million in collaboration agreements and $0.9 million related to research grants, compared to $6.2 million in collaboration agreements and $0.3 million related to research grants for the same period in 2010.

The increase in the net loss and decrease in collaboration agreement revenues were primarily due to the completion, in July 2010, of the amortization period for the commercial license fee received from Sigma under the expanded agreement of October 2009. The increase in research grant revenues was primarily due to funding from CHDI Foundation, Inc. to support research using zinc finger DNA-binding (ZFP) technology for a novel therapeutic for Huntington's disease, Sangamo's portion of the Disease Team Research Award from the California Institute for Regenerative Medicine and research funding from the Michael J. Fox Foundation for Parkinson's Research (MJFF).

Research and development expenses were $8.1 million for the second quarter of 2011, compared to $7.1 million for the same period in 2010. The increase in research and development expenses was primarily related to our clinical trials of SB-728-T for HIV/AIDS and SB-509 for diabetic neuropathy. General and administrative expenses were $3.7 million for the second quarter of 2011, compared to $3.3 million for the same period in 2010.

Total operating expenses for the second quarter of 2011 were $11.8 million, compared to $10.4 million for the same period in 2010.

Net interest and other income was $22,000 for the second quarter of 2011, compared to $19,000 for the same period in 2010.

Six Months Results

For the six months ended June 30, 2011, the consolidated net loss was $19.8 million, or $0.41 per share, compared to a consolidated net loss of $7.8 million, or $0.17 per share, for the six months ended June 30, 2010. Revenues were $3.7 million for the first half of 2011, compared to $13.2 million in the same period in 2010. Total operating expenses were $23.6 million for the first half of 2011 compared to $21.1 million for the first half of 2010.

Financial Guidance and Anticipated Clinical Milestones in 2011

The company reiterates its earlier guidance as follows:

  Cash, cash equivalents and marketable securities in the range of $85 to $90 million at the end of 2011, exclusive of new funding from potential future partnerships.
  Operating expenses for 2011 to be relatively flat compared to 2010, in the range of $43 to $47 million.
  Revenues and related cash proceeds in the range of $10 to $12 million in 2011.

In the second half of 2011, the company expects the following clinical data milestones in its two lead ZFP Therapeutic® programs:

  Announcement of clinical trial results from Sangamo's double-blind, placebo-controlled Phase 2b trial (SB-509-901) of SB-509 for the treatment of moderately severe diabetic neuropathy in the fourth quarter of 2011.
  Presentation of additional data from its SB-728-T clinical trials. Data from all dosing cohorts of the SB-728-902 study in aviremic subjects will be presented at the 51st Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) which will be held September 17- 20, 2011, in Chicago.

Recent Highlights

  Completion of an Underwritten Public Offering. On April 13, 2011, Sangamo closed an underwritten public offering of 6.7 million shares of its common stock, resulting in net proceeds of approximately $50.2 million to the company.
  Appointment of Geoffrey M. Nichol, B.Med.Sc., M.B., Ch.B., M.B.A., as Executive Vice President, Research and Development.  In this newly created position, Dr. Nichol will oversee all of the company's research and clinical development activities and operations.
  Announcement of Publication of First Demonstration of In vivo Correction of Hemophilia Gene Via Systemic Delivery of a ZFP Therapeutic®. The groundbreaking preclinical study demonstrated permanent functional correction of the gene that causes hemophilia B by the systemic delivery of ZFP nucleases (ZFNs).  These data represent a significant advance in the development and systemic delivery of ZFP Therapeutics as well as proof of concept for ZFN-based gene-editing for the treatment of hemophilia and other monogenic diseases.
  Announcement of Collaboration with CHDI Foundation, Inc. to Develop a Novel ZFP Therapeutic for Huntington's Disease. The ZFP approach will target the huntingtin gene that causes HD, an inherited neurodegenerative disease for which there are currently no therapies available to slow disease progression.
  Presentation of Data Showcasing Broad Applications of ZFP Therapeutics. Data from clinical, preclinical and research-stage programs focused on the development of ZFP Therapeutics were described in twenty presentations given by Sangamo scientists and collaborators at the 14th Annual Meeting of the American Society of Gene and Cell Therapy (ASGCT).

Conference Call

Sangamo will host a conference call today, July 27, 2011 at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. The webcast replay will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide guidance with respect to the rest of 2011.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 85799075. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on July 27, 2011 to midnight ET on August 3, 2011. The conference call replay numbers for domestic and international callers are 855-859-2056 and 404-537-3406, respectively. The conference ID number for the replay is 85799075.

About Sangamo

Sangamo BioSciences, Inc. is focused on research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic® development program is currently in a Phase 2b clinical trial for evaluation of safety and clinical effect in patients with diabetic neuropathy. Sangamo also has a Phase 1 / 2 clinical trial and two ongoing Phase 1 clinical trials to evaluate safety and clinical effect of a treatment for HIV/AIDS as well as a Phase 1 trial of a treatment for recurrent glioblastoma multiforme. Other therapeutic development programs are focused on Parkinson's disease, monogenic diseases, neuropathic pain and nerve regeneration. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNs) for gene modification. Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated cash and investment balance, operating expenses and revenue, the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership and commercial license agreements with collaborators, presentation of data from research collaboration, expected timing for clinical trial data, and recognition of revenues under collaboration agreements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo's operations and business environments. These risks and uncertainties are described more fully in Sangamo's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and Sangamo assumes no obligation to update the forward-looking information contained in this press release.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Statement of Operations Data
Revenues:
Collaboration agreements	$ 608	$ 6,210	$ 2,095	$ 12,409
Research grants	906	315	1,619	764
Total revenues	1,514	6,525	3,714	13,173

Operating expenses:
Research and development	8,119	7,147	16,381	14,512
General and administrative	3,676	3,257	7,215	6,543
Total operating expenses	11,795	10,404	23,596	21,055
Loss from operations	(10,281)	(3,879)	(19,882)	(7,882)
Interest and other income, net	22	19	45	44
Net loss	$ (10,259)	$ (3,860)	$ (19,837)	$ (7,838)

Basic and diluted net loss per common share	$ (0.20)	$ (0.09)	$ (0.41)	$ (0.17)

Shares used in computing basic and diluted net loss per common share	51,500	45,157	48,514	45,096

Selected Balance Sheet Data
	June 30, 2011	December 31, 2010
	(Unaudited)
Cash, cash equivalents and marketable securities	$ 91,996	$ 60,622
Total assets	95,621	62,999
Total stockholders' equity	91,612	55,907

CONTACT: Elizabeth Wolffe, Ph.D., Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271